Exhibit 10.13

This LOAN AND SECURITY AGREEMENT dated as of the Effective Date, between SILICON VALLEY BANK (“Bank”), on the one side, whose address is 3003 Tasman Drive, Santa Clara, California 95054 and Raining Data Corporation and Raining Data U.S., Inc. (jointly and severally referred to herein as the “Borrower”; with Raining Data Corporation also sometimes individually referred to as the “Company”), on the other side, and the address for both of the foregoing Borrowers for purposes hereof is 17500 Cartwright Road, Irvine, CA  92614 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank.  The hereby parties agree as follows:

1.             ACCOUNTING AND OTHER TERMS

Accounting terms used in this Agreement and not specifically defined herein will be construed following GAAP.  Calculations and determinations must be made following GAAP.  The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.             LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay.  Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as set forth in accordance with the terms and conditions hereof.

2.1.1       Revolving Advances.

(a)           Bank will make Revolving Advances not exceeding:  (i) the lesser of the Committed Revolving Line or the Borrowing Base, minus (ii) all outstanding amounts for Cash Management Services utilizations, minus (iii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus (iv) the FX Reserve.

(b)           To obtain a Revolving Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Revolving Advance is to be made.  Borrower must promptly confirm the notification by delivering to Bank the Loan Payment/Advance Request Form attached hereto as Exhibit B.  Bank will credit Revolving Advances to Borrower’s deposit account.  Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Revolving Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Borrower will indemnify Bank for any loss Bank suffers due to that reliance.

(c)           The Committed Revolving Line terminates on the Revolving Maturity Date, when all Revolving Advances, all accrued and unpaid interest thereon and all related Obligations are immediately due and payable.

2.1.2       Letters of Credit.  Bank will issue letters of credit for Borrower’s account (individually referred as a “Letter of Credit” and collectively referred to herein as the “Letters of Credit”) not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base, minus (ii) the outstanding principal balance of the Revolving Advances, minus (iii) the Cash Management

Services utilizations, and minus (iv) the FX Reserve; provided, however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed at any time $500,000, and any proposed new Letter of Credit will be considered outstanding for purposes of determining compliance with the such maximum sublimit.  Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, provided that Borrower’s reimbursement obligation relating to any such any Letters of Credit shall be secured by cash upon the termination of this Agreement for any reason and Letters of Credit remain outstanding at such time.  In any of the circumstances upon which Borrower is to provide cash collateral as aforesaid, Borrower shall execute Bank’s standard cash pledge documentation in connection therewith.  Finally, Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.3       Foreign Exchange Sublimit. If there is availability under the Committed Revolving Line for new Revolving Advances, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (an “FX Forward Contract”).  Bank will subtract 10% of the amount of foreign currency, in U.S. dollars, subject to each outstanding FX Forward Contract from the foreign exchange sublimit, which is a maximum of $500,000 on a joint basis for all Borrowers (such 10% amount being referred to herein as the “FX Reserve”).  The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve and a proposed new FX Forward Contract may be entered into only if the amount of the increase in the FX Reserve relating thereto would otherwise be available for the making of a Revolving Advance in such amount.  Bank may terminate the FX Forward Contracts if an Event of Default occurs and is continuing.

2.1.4       Cash Management Sublimit.  Bank agrees to extend to Borrower further credit accommodations consisting of cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (collectively referred to herein as the “Cash Management Services”), provided, however, the amount of Cash Management Services utilizations may not exceed $250,000 at any time.  The aggregate amounts utilized hereunder for Cash Management Services will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line, in accordance with the provisions of Section 2.1.1(a) hereof, and new Cash Management Services utilizations may be extended only if the amount of such proposed new extension of such services would otherwise be available for the making of a Revolving Advance in such amount.  Any amounts Bank pays on behalf of Borrower and any amounts that are not paid by Borrower for any Cash Management Services will be treated as Revolving Advances under the Committed Revolving Line and will accrue interest at the rate applicable to Revolving Advances hereunder.

2.2          Overadvances; Limitation on Lending.  If Borrower’s Obligations under the above sections exceed the applicable lending limitations relating thereto as set forth therein, Borrower must immediately pay in cash to Bank any such excess.  Further, without limitation of any other terms or conditions hereof, Bank’s obligation to lend the undisbursed portion of any credit facility hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) of Borrower or the prospects for repayment of the Obligations, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.3          Interest Rate, Payments.

(a)           Interest Rate.  Revolving Advances accrue interest on the outstanding principal balance thereof at a per annum rate equal to one percentage point (1.00%) above the Prime Rate, which applicable interest rate shall increase or decrease when the Prime Rate changes; provided, however, such per annum rate shall never be deemed to be less than five percent (5.00%) for any purpose relating hereto.  Interest is computed on a 360-day year for the actual number of days elapsed.  Further, upon the occurrence and during the continuance of an Event of Default, all Revolving Advances shall accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default.

(b)           Payments.  Interest due on the Committed Revolving Line is payable on the last day of each month.  Bank may debit any of Borrower’s deposit accounts including Account Number 3300416375 for principal and interest payments owing or any amounts Borrower owes Bank.  Bank will promptly notify Borrower in accordance with its standard procedures when it debits Borrower’s accounts.  These debits are not a set-off.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4          Fees.

(a)           Facility Fee.  Borrower shall pay to Bank a fee of $11,250, one-half of which is due and payable concurrently herewith and the other half of which shall be payable on the one year anniversary of the Effective Date, which shall, in any event, be in addition to interest and to all other amounts payable hereunder and which shall not be refundable.

(b)           Bank Expenses.  Borrower shall pay to the Bank when due all Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Closing Date.

(c)           Unused Line Fee.  Borrower shall pay to Bank the Unused Line Fee (as defined below) amount, in addition to all interest and other fees payable hereunder and which shall payable as set forth in the following sentence.  The “Unused Line Fee” shall be 0.25% per annum multiplied by an amount equal to Committed Revolving Line minus the average daily balance of the outstanding Revolving Advances and Letters of Credit, and shall be computed and paid quarterly, in arrears, on the last day of each of March, June, September and December of each year, commencing on March 31, 2004, during the term of this Agreement, provided that to extent that this Agreement is terminated prior to a particular quarter end date (and also with respect to the first payment due on March 31, 2004), Borrower shall pay the Unused Line Fee, as of any such date, on a proportional basis with respect to the number of days since the prior payment of such fee (or since the date of this Agreement in the event of the first such payment) divided by ninety multiplied by the fee that would otherwise be payable for the entire duration of such quarter assuming the applicable daily average balance would be apply for the entire quarter period in question.

2.5          Prepayment.

Borrower shall have the option at any time during the term of this Agreement to pay and perform all Obligations, without premium or penalty, and thereupon to terminate this Agreement together with the Bank’s commitments and other undertakings hereunder,, subject to the survival of the indemnity provisions as set forth herein and in any other Loan Documents.

3.             CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires in its good faith business judgment, including, without limitation, the delivery of a subordination agreement by Astoria Capital Partners, L.P. with respect to obligations owing by Borrower to such party and with such subordination agreement being acceptable to Bank in its discretion.

3.2          Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)           timely receipt of any Payment/Advance Form; and

(b)           the representations and warranties in Section 5 must be materially true on the date of the Loan Payment/Advance Request Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain materially true.

4.             CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents.  Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral.  If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2          Authorization to File.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5.             REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1          Due Organization and Authorization.

Each of Borrower and each Subsidiary is duly existing and in good standing in its jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2          Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens or Borrower has Rights to each asset that is Collateral.   Borrower has no other deposit account, other than the deposit accounts described in the Schedule.  The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.   The Collateral is not in the possession of any third party bailee (such as at a warehouse).  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.  Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate.  All Inventory is in all material respects of good and marketable quality, free from material defects.  Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business and subject to the Permitted Liens.  Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3          Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4          No Material Adverse Change in Financial Statements.

All consolidated financial statements for Company and its Subsidiaries delivered to Bank fairly present in all material respects Company’s consolidated financial condition and Company’s consolidated results of operations.  There has not been any material deterioration in Company’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5          Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6          Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in accordance in all material respects with law.  Borrower and each Subsidiary has timely filed, or obtained appropriate extensions for filing with respect to, all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7          Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8          Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) in connection with, or in contemplation of entering into, this Agreement and related documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, with it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.             AFFIRMATIVE COVENANTS

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1          Government Compliance.

Borrower will maintain its legal existence and good standing and the legal existence and good standing of all Subsidiaries in the applicable jurisdiction of formation and maintain qualification in each applicable jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations.  Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which such Person is subject to the extent that noncompliance therewith could reasonably be expected to cause a Material Adverse Change.

6.2          Financial Statements, Reports, Certificates.

(a)           Borrower will deliver to Bank:  (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Company’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 120 days after the last day of the Company’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) Borrowers’ 10–QSB reports and 10–KSB reports within five Business Days of when filed with the Securities Exchange Commission (“SEC”) and copies of all SEC reports and filings within five Business Days of when made; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) budgets, sales projections, forecasts, operating plans or other financial information Bank reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b)           Within 20 days after the last day of each month when any Credit Extensions are then outstanding or in conjunction with Borrower’s request for a Credit Extension when no Credit Extensions are then outstanding, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable (by invoice date) together with a schedule of deferred revenue.

(c)           Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d)           Bank has the right to audit the Collateral at Borrower’s expense, with the first of such audits to be completed prior to the Closing Date and thereafter to be conducted no more often than once every 6 months during such times that any Credit Extensions have been outstanding, provided that, upon the occurrence and during the continuance of an Event of Default there shall be no limitation as to the frequency of any such audits all of which shall be at Borrower’s expense

6.3          Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $50,000.

6.4          Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment, or obtain appropriate extensions of payment, of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5          Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower’s industry, and as Bank may reasonably request.  Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion.  All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee with respect to the Collateral and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy.  At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments.  During any time that any Credit Extensions are outstanding, proceeds payable under any policy, to the extent of Bank’s insurable interest therein, will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6          Primary Accounts.

Borrower will maintain its primary operating and investment account relationships with Bank, which relationships shall include Borrower maintaining deposit and investment account balances in accounts at or through Bank representing at least 85% of all such account balances of Borrower at any and all financial institutions.  The parties hereto understand and agree that account balances of Subsidiaries of Borrower that are not domestic United States-organized entities are not included within the scope of the foregoing covenant requirement, provided, however, transfer of funds and other assets of any Borrower to any such foreign Subsidiaries shall be subject to the limitations and related provisions set forth in the definition of Permitted Investments.

6.7          Financial Covenants.

The Company, on a consolidated basis, will as of the last day of each month during a Covenant Testing Period (as defined below) (and with each such date as it arises being a date of determination hereunder):

(i)            Quick Ratio.  Maintain a ratio of (A) unrestricted cash (and equivalents) plus net trade accounts receivable, divided by (B) Current Liabilities, including all Obligations hereunder, of not less than 0.70 to 1.00.

(ii)           EBITDA.  Maintain positive earnings before interest, taxes, depreciation and amortization with respect to the twelve months ending as of each date of determination hereunder.

As used herein, the term “Covenant Testing Period” shall mean at any time while any Credit Extensions are outstanding or at such time of, and with respect the month end period immediately prior to, a Borrower’s request for a Credit Extension when no Credit Extensions are then outstanding.

6.8          Intellectual Property.

Borrower will register with the United States Patent and Trademark Office its material Patents and Trademarks and additional material Patent and Trademark rights developed or acquired, including revisions or additions to any product before the sale or licensing of the product to any third party or if such rights are otherwise material.

With respect to copyrightable property that is not now registered with the United States Copyright Office, Borrower hereby agrees to (i) provide Bank with at least 15 days prior written notice of the registration of any copyrightable materials with the United States Copyright Office (Borrower has informed Bank that it has not, as of the date hereof, registered any copyrightable material in the United States Copyright Office); (ii) provide Bank with a copy of the application for any such registration; and (iii) execute such other instruments, and take such further actions as Bank may reasonably request from time to time to perfect or continue the perfection of Bank’s security therein and in the proceeds thereof.  Borrower hereby represents and warrants that all of its registered Copyrights, as of the date of this Agreement, are set forth on the Schedule.

Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements of Intellectual Property material to the Borrower’s business and (ii) not allow any Intellectual

Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9          Louisiana Subsidiary.  Company now owns PickAx, Inc, a Louisiana corporation, which now owns assets having a fair market value of less than $25,000; further, Borrower hereby covenants and agrees that such subsidiary will continue to own assets having a value of less than $25,000 at all times during the term hereof.  If PickAx, Inc, a Louisiana corporation, at any time is proposed to or does acquire assets in excess of such amount, Company shall provide written notification to Bank thereof and Company shall thereupon cause such subsidiary forthwith to execute the Guaranty and the Security Agreement and all other documents relating thereto and thus become a secured Guarantor of the Obligations.

6.10        Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.             NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1          Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; (iv) Transfers consisting of Permitted Investments; (v) Transfers otherwise permitted under and pursuant to the terms of Section 7.3 hereof; (vi) Transfers consisting of payment of Borrower’s trade payable obligations, rent obligations relating to Borrower’s premises, utility payments, lease obligations relating to equipment leases, payment of licenses and royalties and other like obligations, with each of the foregoing entered into in the ordinary course of Borrower’s business consistent with past business practices, provided that the foregoing permitted payment shall not include a payment with respect to any material such obligation at any such time that an Event of Default has occurred and is continuing; or (vii) Transfers of other assets (other than any right to receive income including accounts) in an aggregate amount not to exceed $50,000 in any fiscal year, provided, however, no such Transfers shall be permitted to be effected while a Default or an Event of Default has occurred and is continuing.

7.2          Changes in Business, Ownership, Management or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or if a Change of Control occurs.  Borrower shall give Bank no later than concurrent notice of any changes in the persons occupying the offices of the chief executive officer or the chief financial office of the Borrower.  Further, Borrower will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations in which Borrower maintains or stores over $50,000 in Borrower’s assets or property.

7.3          Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where:  (i) no Default or Event of Default has occurred and is continuing or would result from such action during the term of this Agreement; (ii) only during such times when the provisions of the financial covenants hereof, as now such forth in Section 6.7, are deleted form this Agreement and are therefore no longer applicable at any time nor under any circumstance during the term of this Agreement, such transaction would not result in a decrease of more than 25% of Net Worth of Borrower; and (iii) upon the acquisition of any other Person as otherwise permitted pursuant to the terms of this Section, such Person become an appropriate obligor relating to the Obligations hereunder, as the Bank may determine, and shall execute such agreements, documents and instruments as are reasonably necessary or appropriate, as the Bank may determine, in order to evidence such debt obligations and to establish a first priority security interest in the personal property assets of such Person in favor of Bank, subject to Permitted Liens.  Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower as long as no Default or Event of Default is occurring prior thereto or arises as a result thereof as long as Borrower provides prior written notice thereof to Bank of any such transaction.

7.4          Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens and other than as otherwise specifically permitted under the provisions of Section 7.1 hereof, or permit the first priority lien status of Bank regarding the Collateral to change, subject only to Permitted Liens as may be applicable.  Further, in connection with any property that is subject to a Lien that is otherwise permitted pursuant to paragraph (c) of the definition of “Permitted Liens”, Bank agrees to enter into estoppel letters with respect to any such items of property in favor of the financier thereof.

7.6          Distributions; Investments.

Directly or indirectly, or permit any of its Subsidiaries to directly or indirectly, acquire or own any Person, or make any Investment in any Person, other than Permitted Investments and Permitted Distributions.  Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, other than for Permitted Investments, with the understanding that the determination of compliance with any amounts set forth in the definition of Permitted Investments shall be determined on a joint and not several basis for Borrowers and Subsidiaries.

7.7          Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (A) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person; (B) transactions constituting Permitted Investments, (C) the documents and agreements entered into in connection the Astoria Notes and (D) transactions with Subsidiaries permitted by Section 7.1 or Section 7.3.

7.8          Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9          Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with, or permit any of its Subsidiaries to fail to comply with, the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change determined on a consolidated basis for the Company and its domestic Subsidiaries only, or permit any of its Subsidiaries to do so.

8.             EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1          Payment Default.

If Borrower fails to pay any of the Obligations within three Business Days after their due date.  During such additional three day period the failure to cure such payment default is not an Event of Default hereunder (but no Credit Extension will be made during the cure period);

8.2          Covenant Default.

(A)          If Borrower does not perform any obligation in Section 6.2, 6.7 or 6.8 hereof or violates any covenant in Section 7 of this Agreement; or

(B)           If Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 Business Days or cannot be cured after Borrower’s attempts within 10 Business Day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default.  During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3          Material Adverse Change.

If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority  (subject to Permitted Liens if any such Permitted Liens are specifically allowed to affect the priority of the Bank’s Lien in the Collateral) of Bank’s security interests in the Collateral, taken as a whole(any of the foregoing is referred to herein as a “Material Adverse Change”).

8.4          Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5          Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6          Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could cause a Material Adverse Change;

8.7          Judgments.

If a money judgment(s) in the aggregate of at least $100,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8          Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9          Guaranty.

Any guaranty of any Obligations, if any arises from time to time, ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9.             BANK’S RIGHTS AND REMEDIES

9.1          Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)           Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower will assemble the Collateral if Bank requires and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)           Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g)           Dispose of the Collateral according to the Code.

9.2          Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to:  (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.  Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.  Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3          Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account.  Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons as required hereunder or under any Loan Document, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent.  Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5          Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person.  Except to the extent set forth in this Section 9.5, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6          Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence.  No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7          Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.          NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement.  A party may change its notice address by giving the other party written notice.

11.          CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Orange County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS

AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.          GENERAL PROVISIONS

12.1        Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2        Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses or Bank Expenses caused by Bank’s gross negligence or willful misconduct.

12.3        Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4        Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5        Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank.  This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6        Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7        Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding.  The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8        Confidentiality.

All financial information (other than any such information contained periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Bank in writing and together with all other written information disclosed by Borrower to Bank that is marked “Confidential” shall be considered confidential for purposes hereof.  In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use best efforts in obtaining such prospective transferee’s or purchasers’ agreement of the terms of this provision and any purchaser, shall be agreeing to assume the obligations hereunder shall therefore agree to abide by the provisions hereof, including, without limitation, the provisions of this Section, and if Bank is unable to secure such potential transferee’s or purchasers’ agreement to this provision or another provision having substantially similar import and, further, if any such disclosure would violate any material provision of any securities laws or regulations applicable to Borrower, Bank will not make such a disclosure without the prior consent of the Company (not to be unreasonably withheld) or other measures are taken to preclude any such disclosure from causing or otherwise resulting in any such violation), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement.  Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9        Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.          SURETYSHIP AND RELATED WAIVERS AND PROVISIONS.

13.1        The Borrowers each are, and at all times shall be, jointly and severally liable for each and every one of the Obligations, regardless of which Borrower or Borrowers requested, received, used, or directly enjoyed the benefit of, the extensions of credit hereunder.  Each Borrower’s Obligations are independent Obligations and are absolute and unconditional.  Each Borrower hereby waives any defense to such Obligations that may arise by reason of the disability or other defense or cessation of liability of any other Borrower for any reason other than payment in full.  Each Borrower also waives any defense to such Obligations that it may have as a result of Bank’s election of or failure to exercise any right, power, or remedy, including the failure to proceed first against another Borrower or any security it holds from such other Borrower.  Without limiting the generality of the foregoing, each Borrower expressly waives all demands and notices whatsoever (except for any demands or notices, if any, that such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document), and agrees that Bank may, without notice (except for such notice, if any, as such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document) and without releasing the liability of such Borrower, extend for the benefit of any other Borrower the time for making any payment, waive or extend the performance of any agreement or make any settlement of any agreement for the benefit of any other Borrower, and may proceed against each Borrower, directly and independently of any other Borrower, as Bank may elect in accordance with the Loan Documents.

13.2        Each Borrower acknowledges that the Obligations undertaken herein or in the other Loan Documents, and the grants of security interests and liens by such Borrower to secure Obligations of the other Borrower could be construed to consist, at least in part, of the guaranty of Obligations of the other Borrower and, in full recognition of that fact, each Borrower consents and agrees as hereinafter set forth in the balance of this Section 13.  The consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 13 are intended to deal with the suretyship aspects of the transactions evidenced by the Loan Documents (to the extent that a Borrower may be deemed a guarantor or surety for the Obligations of another Borrower) and thus are intended to be effective and applicable only to the extent that any Borrower has agreed to answer for the Obligation of another Borrower or has granted a lien or security interest in any property to secure the Obligation of another Borrower; conversely, the consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 13 shall not be applicable to the direct Obligation of a Borrower with respect to a credit accommodation extended directly to such Borrower, and shall not be applicable to security interests or liens on property of a Borrower given to directly secure direct Obligations of such Borrower where no aspect of guaranty or suretyship is involved, if and when any such security interest may arise.

13.3        To the extent permitted under law, each Borrower hereby waives:  (a) presentment for payment, notice of dishonor, demand, protest, and notice thereof as to any instrument, and all other notices and demands to which any other Borrower might be entitled (except for any notices that Borrower, in its capacity as a borrower, is expressly entitled to receive pursuant to the terms of the Loan Documents, including without limitation notice of all of the following:  the acceptance hereof; the creation, existence, or acquisition of any Obligations; the amount of the Obligations from time to time outstanding; any foreclosure sale or other disposition of any property which secures any or all of the Obligations or which secures the obligations of any other Borrower of any or all of the Obligations; any adverse change in any other Borrower’s financial position; any other fact which might increase such Borrower’s risk; any default, partial payment or non-payment of all or any part of the Obligations; the occurrence of any other Event of Default; any and all agreements and arrangements between Bank and any other Borrower and any changes, modifications, or extensions thereof, and any revocation, modification or release of any guaranty or joint and several liability of any or all of the Obligations by or of any person; (b) any right to require Bank to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Bank or any Obligations of Bank to any other Borrower, or to exercise any other right or power, or pursue any other remedy Bank may have; (c) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor, endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor, endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Bank or others which directly or indirectly results in the discharge or release of any other Borrower or any other person or any Obligations or any security therefor, whether by operation of law or otherwise; (d) any defense arising by reason of any failure of Bank to obtain, perfect, maintain or keep in force any security interest in, or lien or encumbrance upon, any property of any other Borrower or any other person; (e) any defense based upon any failure of Bank to give such Borrower notice of any sale or other disposition of any property securing any or all of the Obligations, or any defects in any such notice that may be given, or any failure of Bank to comply with any provision of applicable law in enforcing any security interest in or lien upon any property securing any or all of the Obligations including, but not limited to, any failure by Bank to dispose of any property securing any or all of the Obligations in a commercially reasonable manner; (f) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor, endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding; and (g) the benefit of any and all statutes of limitation with respect to any action based upon, arising out of or related to this Agreement and the other Loan Documents.  Until all Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower under the Loan Documents except the full performance and payment of all of the Obligations.  If any claim is ever made upon Bank for repayment or recovery of any amount or amounts received by Bank in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Bank repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Bank or any of its property, or by reason of any settlement or compromise of any such claim effected by Bank with any such claimant (including without limitation any other Borrower), then and in any such event, such Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of the joint and several liability of such Borrower and the other Borrowers with respect to the Obligations or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and such Borrower shall be and remain liable to Bank for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Bank, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of the joint and several liability of such Borrower and the other Borrowers with respect to the Obligations or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations.  Until all Obligations have been irrevocably paid and performed in full, each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

13.4        Each Borrower hereby consents and agrees that, without notice to or by such Borrower and without affecting or impairing in any way the obligations or liability of such Borrower hereunder, Bank may, from time to time and at any time in accordance with the provisions of this Agreement, do any one or more of the following with respect to any other Borrower:  (a) accelerate, accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (b) grant any other indulgence to any other Borrower or any other person in respect of any or all of the Obligations or any other matter; (c) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Bank at any time may have a lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (d) substitute or add, or take any action or omit to take any action which results in the release of, any one or more endorsers or any other Borrowers of all or any part of the Obligations, regardless of any destruction or impairment of any right of contribution or other right of such Borrower; (e) amend, alter or change in any respect whatsoever any term or provision relating to any or all of the Obligations, including the rate of interest thereon; (f) apply any sums received from any other Borrower, guarantor, endorser, or co-signer, or from the disposition of any collateral or security, to any Obligations whatsoever owing from such person or secured by such collateral or security, in such manner and order as Bank determines in its sole discretion, and regardless of whether such Obligations is part of the Obligations, is secured, or is due and payable; (g) apply any sums received from any Borrower or from the disposition of any collateral to any of the Obligations in such manner and order as Bank determines in its good faith business judgment, regardless of whether or not such Obligations is secured or is due and payable.  Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets in favor of any Borrower, or against or in payment of any or all of the Obligations.  Each Borrower further consents and agrees that Bank shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations.  Without limiting the generality of the foregoing, Bank shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

13.5        Each Borrower hereby waives all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Borrower or any other surety by reason of California Civil Code Sections 2787 to 2855, inclusive.  Each Borrower waives all rights and defenses that such Borrower may have because the Obligations may be or are secured by real property, if and when any such eventuality arises.  This means, among other things:  (a) Bank may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower; and (b) if Bank forecloses on any real property collateral pledged by any Borrower:  (i) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (ii) Bank may collect from any Borrower even if Bank, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from any other Borrower or any endorser, co-maker or other person.  This is an unconditional and irrevocable waiver of any rights and defenses any Borrower may have because the Obligations may be or are secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the Code of Civil Procedure.  Each Borrower waives all rights and defenses arising out of an election of remedies by Bank, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed or may destroy such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise.

13.6        Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Bank.  The liability of each Borrower relative to the Obligations is exclusive and independent of any other guaranty or joint and several liability of any other Borrower of any or all of the Obligations whether executed by Borrower or by any other Borrower or any guarantor, endorser, co-maker or other person, or otherwise.  The liability of any Borrower hereunder shall not be affected, revoked, impaired, or reduced by any one or more of the following:  (a) the fact that the Obligations exceeds the maximum amount of any Borrower’s liability, if any, specified herein or elsewhere (and no agreement specifying a maximum amount of any Borrower’s liability shall be enforceable unless set forth in a writing signed by Bank); or (b) any direction as to the application of payment by any other Borrower or by any other party; or (c) any continuing or restrictive guaranty or undertaking or any limitation on the liability of any other Borrower; or (d) any payment on or reduction of any such guaranty or undertaking; or (e) any revocation, amendment, modification or release of any such guaranty or undertaking; or (f) any dissolution or termination of, or increase, decrease, or change in membership of any Borrower which is a partnership.  Each Borrower hereby expressly represents that it was not induced to agree to be liable for the Obligations by the fact that there are or may be other Borrowers that are jointly and severally liable with such Borrower relative to the Obligations, and each Borrower agrees that any release of any one or more of such other Borrowers shall not release such Borrower from its Obligations either in full or to any lesser extent.

13.7        EACH BORROWER IS FULLY AWARE OF THE FINANCIAL CONDITION OF EACH OTHER BORROWER AND IS AGREEING TO BE JOINTLY AND SEVERALLY LIABLE WITH EACH OTHER BORROWER AT THE REQUEST OF EACH SUCH OTHER BORROWER AND BASED SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION OF ALL MATTERS PERTINENT HERETO, AND SUCH BORROWER IS NOT RELYING IN ANY MANNER UPON ANY REPRESENTATION OR STATEMENT OF BANK WITH RESPECT THERETO.  EACH BORROWER REPRESENTS AND WARRANTS THAT IT IS IN A POSITION TO OBTAIN, AND SUCH BORROWER HEREBY ASSUMES FULL RESPONSIBILITY FOR OBTAINING, ANY ADDITIONAL INFORMATION CONCERNING EACH OTHER BORROWER’S FINANCIAL CONDITION AND ANY OTHER MATTER PERTINENT HERETO AS SUCH BORROWER MAY DESIRE, AND SUCH BORROWER IS NOT RELYING UPON OR EXPECTING BANK TO FURNISH TO SUCH BORROWER ANY INFORMATION NOW OR HEREAFTER IN BANK’S POSSESSION CONCERNING THE SAME OR ANY OTHER MATTER.

14.          DEFINITIONS

14.1        Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Astoria Notes” are the 5% Convertible Subordinated Note due 2008 issued by the Company to Astoria Capital Partners, L.P. and all PIK Notes issued pursuant thereto.

“Astoria Subordination Agreement” is the Subordination Agreement dated February     , 2004 entered into between Astoria Capital Partners, L.P. and Bank, as amended or otherwise modified from time to time.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrowing Base” is an amount of up to 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Management Services” shall have the meaning set forth in Section 2.1.4 hereof.

“Change of Control” is an event or series of events by which either any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired after the date hereof beneficial ownership (within the meaning of Rule 13d-3promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of forty percent (40%) or more of the outstanding shares of capital stock of the Borrower, other than for the acquisition of any such beneficial ownership of the Borrower by Astoria Capital Partners, L.P. or any affiliate thereof.”

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code, as applicable.

“Collateral” is the property described on Exhibit A.

“Committed Revolving Line” shall mean a revolving credit facility in an aggregate principal amount of Revolving Advances hereunder of up to One Million Five Hundred Thousand Dollars ($1,500,000).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Revolving Advance, Letter of Credit, FX Forward Contract and each other extension of a credit accommodation by Bank pursuant to this Agreement (as amended, supplemented, restated or otherwise modified from time to time) for Borrower’s benefit.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Default” shall mean any event or occurrence which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Effective Date” is the date Bank executes this Agreement.

“Eligible Accounts” are Accounts arising in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.2; but Bank may change eligibility standards by giving Borrower notice.  Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)           Accounts that the account debtor has not paid within 90 days of invoice date;

(b)           Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c)           Credit balances over 90 days from invoice date;

(d)           Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(e)           Accounts for which the account debtor does not have its principal place of business in the United States, except for those Accounts arising from account debtors located in Canada or Australia, up to an aggregate amount of no greater than $250,000 for all such account debtors viewed jointly for both such countries at any time or from time to time ;

(f)            Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

(g)           Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), provided that deferred revenue amounts shall not be offset or otherwise deducted in connection with the determination of the applicable Eligible Accounts amount;

(h)           Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)            Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j)            Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

(k)           Accounts for which Bank reasonably determines collection to be doubtful.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations, as amended.

“FX Forward Contract” shall have the meaning ascribed to such term as is set forth in Section 2.1.3 hereof.

“GAAP” is generally accepted accounting principles, consistently applied.

“Guarantor” is any present or future guarantor of, or surety with respect to, any of the Obligations, and shall include without limitation, Omnis Software, Inc. and PickAx, Inc., a Delaware corporation.

“Guaranty” shall mean that certain Continuing Guaranty dated February   , 2004 by Guarantors in favor of Bank, as amended or otherwise modified from time to time.

 “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, or reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a)           Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b)           Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c)           All design rights which may be available to Borrower now or later created, acquired or held;

(d)           Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above; and

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letters of Credit” shall have the meaning ascribed to such term as is set forth in Section 2.1.2 hereof.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties or third party suretyship obligations in favor of Bank executed by Borrower or other Persons with respect hereto, as applicable, including, without limitation, the Security Agreement and Guaranty and all related documents and instruments, together with any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement or any of the foregoing related documents, agreements or instruments, all as amended, extended, restated or otherwise modified in any manner, at any time and from time to time.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is defined in Section 8.3.

“Net Worth” is, on any date, the consolidated total assets minus Total Liabilities.

 “Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later under or with respect to, directly or indirectly, the Loan Documents, including cash management services and any and all other credit accommodations that may arise from time to time, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank if related to, directly or indirectly, any of the Loan Documents.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Distributions” are:

(a)  repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year, provided that no Default or Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(b)  the distribution of non-cash rights in connection with any stockholders’ rights plan;

(c)  the conversion by Borrower of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, and payments in cash for any fractional shares of such convertible securities, provided that any such resulting securities shall not have any required right of redemption on the part of the holders thereof;

(d)           payments made, or stock issued pursuant to, the Astoria Note, only as permitted pursuant to the Astoria Subordination Agreement; and

(e)           distributions or dividends consisting solely of Borrower’s capital stock

 “Permitted Indebtedness” is:

(a)           Borrower’s and any Subsidiary’s indebtedness to Bank under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and shown on the Schedule;

(c)           Subordinated Debt;

(d)           Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness secured by Permitted Liens; and

(f)            Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower or to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby and that the ability of Borrower to enter into any such transaction with any such Subsidiary is specifically permitted hereunder);

(g)           obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for the purposes of speculation;

(h)           Indebtedness consisting of letters of credit issued for the benefit of any landlord or other Person to secure rental payments on any real estate lease entered into in the ordinary course of business and provided that the amount of any cash or other collateral therefore shall not exceed $250,000 at any time outstanding;

(i)            other unsecured Indebtedness of Borrower or any Subsidiary incurred in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time;

(j)            Indebtedness of any Person existing at the time such Person is merged with or into Borrower or becomes a Subsidiary as specifically otherwise permitted hereby, including, without limitation with respect to the existence of no Default or Event of Default at the time of or any such transaction or thereafter, provided that such Indebtedness is not incurred in connection with, or in contemplation of, such Person merging with and into the Borrower or becoming a Subsidiary of the Borrower;

(k)           Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds incurred in the ordinary course of business, consistent with past practices; and

(l)            Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a), (b) and (d) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments shown on the Schedule and existing on the Closing Date;

(b)           (i)  marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue;

(c)           Investments consisting of transfers of assets (including cash) by Borrower to a foreign Subsidiary of Borrower, as long as such transfers remain consistent in all material respects on an aggregate fiscal year basis with past business practices of Borrower and are, in any event, effected only in the ordinary course of Borrower’s business;

(d)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors as long as no cash proceeds are distributed in connection therewith;

(e)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(f)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers, in each case who are not Affiliates, in the ordinary course of business;

(g)           joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year, provided that no such Investment shall be made at any time that a Default or an Event of Default is occurring or would arise upon the making of any such Investment;

(h)           Investments pursuant to investment policy guidelines approved or adopted by the Borrower’s board of directors, as provided to and concurred in by Bank; and

(i)            Investments permitted by Section 7.3 or Section 7.6.

 “Permitted Liens” are:

 (a)          Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c)           Purchase money Liens or capital lease obligations (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements , additions, accessions, parts, replacements and attachments thereto, and the proceeds of the equipment;

(d)           Non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business and, with respect to any licenses where Borrower is the licensee, any interest or title of a licensor or under any such license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e)           Leases or subleases entered into in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business the payment relating to which is not overdue or which are being contested in good faith by appropriate proceedings and adequate reserves therefor are maintained on the books of the applicable Person as long as any Lien arising therefrom has no priority over the Lien of the Bank and as long as the amount involved is not is not in excess of $25,000;

(g)           Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(h)           deposits to secure the performance of bids, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(i)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j)          Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, subject to the obligation of the Borrower hereunder to enter into account control agreements with respect to any such bank accounts in favor of Bank and acceptable to Bank that shall include limitations on any such Lien rights;

(k)         Liens consisting of pledges of cash collateral or government securities to secure Swap Contracts on a mark-to-market basis only in connection with any such Swap Contracts as constitute Permitted Indebtedness hereunder;

(l)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and that arise in the ordinary course of Borrower’s business;

(m)        Liens on insurance proceeds securing the payment of financed insurance premiums;

(n)         Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default hereunder;

(o)         Liens arising from additional security interests and liens which are subordinate to the security interests in favor of Bank and are consented to in writing by Bank (which consent shall be subject to Bank’s sole discretionary determination); and

(f)          Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Revolving Advance” or “Revolving Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Revolving Maturity Date” shall mean the date that is two years from the Effective Date.

“Rights”, as applied to the Collateral, means the Borrower’s rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including Borrower’s power to transfer rights in such Collateral to Bank.

“Schedule” is any attached schedule of exceptions.

“Security Agreement” shall mean that certain Security Agreement dated February _, 2004 by and between Guarantors, on the one side, and Bank, as amended or otherwise modified from time to time.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing, including the Indebtedness reflected by the Astoria Notes to the extent such Indebtedness is subject to the Astoria Subordination Agreement.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.  When used herein, unless otherwise specifically indicated, Subsidiary shall mean a Subsidiary of Borrower.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BORROWER:

RAINING DATA CORPORATION

	By:	/s/ Brian C. Bezdek

	Title:	Secretary & Chief Financial Officer

BORROWER:

RAINING DATA U.S., INC.

	By:	/s/ Brian C. Bezdek

	Title:	Secretary & Chief Financial Officer

BANK:

SILICON VALLEY BANK

	By:	/s/ Ryan Incorvaia

	Title:	Vice President

Effective Date: February 11, 2004

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to all of Borrower’s personal property, including without limitation the following:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter-of-credit rights, commercial tort claims, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof;

Notwithstanding the foregoing, the Collateral shall not include any of the outstanding capital stock of a controlled foreign corporation (as such term is defined in the Internal Revenue Code of 1986, as amended)  in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote.

 In connection with the foregoing, the Bank hereby acknowledges that enforcement of its rights with respect to certain items of Collateral in which the Bank is granted a security interest

(including the use or assignment thereof) may be restricted by the provisions of Sections 9407(b), 9408(d) or 9409(b) of the Code.

Exhibit A

EXHIBIT B

Loan Payment/Advance Request Form

Deadline for same day processing is 12:00 P.S.T.

Fax To:	949.789.1930	Date:

☐ loan payment:

From Account #		To Account #
	(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

All Borrower’s representations and warranties in the Loan and Security Agreement are true and correct in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

☐ Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)
Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true and correct in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

☐ Outgoing Wire Request

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00pm, P.S.T.
Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and Sate:
Beneficiary Bank Transit (ABA) #: Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):
Print Name/Title:	Print Name/Title:
Telephone #	Telephone #

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: Raining Data Corporation and Raining Data U.S., Inc.	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054
Commitment Amount: $1,500,000

ACCOUNTS RECEIVABLE
1.

Accounts Receivable Book Value as of

$

2.

Additions (please explain on reverse)

$

3.

TOTAL ACCOUNTS RECEIVABLE

$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.

Amounts over 90 days past invoice date

$

5.

Balance of 50% over 90 day accounts

$

6.

Credit balances over 90 days

$

7.

Concentration Limits

$

8.

Foreign Accounts (other than for up to $250,000 owing from account debtors in

$

(Australia and Canada)

9.

Governmental Accounts

$

10.

Contra Accounts

$

11.

Promotion or Demo Accounts

$

12.

Intercompany/Employee Accounts

$

13.

Other (please explain on reverse)

$

14.

TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS

$

15.

Eligible Accounts (#3 minus #14)

$

16.

LOAN VALUE OF ACCOUNTS (80% of #15)

$

BALANCES
17.

Maximum Loan Amount

$

18.

Total Funds Available [Lesser of #17 or #16]

$

19.

Present balance owing on Line of Credit

$

20.

Outstanding under Sublimits (LC, FX or Cash Management)

$

21.

RESERVE POSITION (#18 minus #19 and #20)

$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

Raining Data Corporation
Raining Data U.S., Inc.

By:
Title:

BANK USE ONLY
Rec’d By:
auth Signer
Date:
Verified:
Auth Signer
Date:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	Raining Data Corporation
Raining Data U.S., Inc.

The undersigned authorized officer of Raining Data Corporation and Raining Data U.S., Inc. (jointly and severally, the “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                            with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date.  Attached are the required documents supporting the certification.  The undersigned Officer certifies that such required documents are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined on an ongoing basis and not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements + CC		Monthly within 30 days	Yes	No
Annual (Audited)		FYE within 120 days	Yes	No
10Q and 10K		Within 5 days of SEC filing	Yes	No
A/R & A/P Agings; deferred revenue schedule		Monthly within 20 days *	Yes	No
A/R Audit		Initial and Semi-Annual	Yes	No
Borrowing Base Certificate		Monthly within 20 days *	Yes	No

* when borrowing or prior to a Credit Extension when none is outstanding

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis *:
Minimum Quick Ratio (§ 6.7(i))	0.70:1.00	:1.00	Yes	No
12 Month Trailing Positive EBITDA (§ 6.7(ii))	Positive	$	Yes	No

Have there been updates to Borrower’s intellectual property, if appropriate?                                        Yes / No

Comments Regarding Exceptions:  See Attached.

Sincerely,

Raining Data Corporation
Raining Data U.S., Inc.

By:
Title:

Date:

BANK USE ONLY
Received by:
authorized signer
Date:
Verified:
authorized signer
Date:
Compliance Status:	Yes	No